Exhibit 99.1

Geron Corporation Reports Fourth Quarter and Annual 2008 Financial Results and Highlights

MENLO PARK, Calif.--(BUSINESS WIRE)--February 26, 2009--Geron Corporation (Nasdaq: GERN) today reported financial results for the fourth quarter and year ended December 31, 2008.

Fourth Quarter 2008 and Year End Results

Net loss applicable to common stockholders for the fourth quarter of 2008 was $17.6 million or $(0.22) per share, compared to $16.5 million or $(0.22) per share for the comparable 2007 period. For fiscal 2008, the company had net loss applicable to common stockholders of $62.0 million or $(0.79) per share, compared to $45.8 million or $(0.62) per share for the comparable 2007 period. The results of the fiscal 2007 period include an unrealized gain of $15.5 million related to changes in fair value of warrants classified as liabilities, and a non-cash expense of $9.1 million related to issuance of warrants in February and December 2007.

In the fourth quarter of 2008, the company had revenues of $544,000, compared to $4.7 million for the comparable 2007 period. For fiscal 2008, the company had revenues of $2.8 million, compared to $7.6 million for the comparable 2007 period. Revenues in 2008 reflected royalty and license fee revenue under various license and collaborative agreements and a $1.5 million milestone payment from Exeter Life Sciences, Inc. Revenues in 2007 primarily reflected receipt of milestone payments of $5.0 million from Merck & Co., Inc.

In the fourth quarter of 2008, the company had operating expenses of $18.2 million, compared to $19.0 million for the comparable 2007 period. Research and development expenses for the fourth quarter of 2008 were $14.2 million, compared to $15.0 million for the comparable 2007 period. Research and development expenses decreased primarily as a result of the timing of GRN163L drug product purchases for clinical trials. General and administrative expenses for the fourth quarter of 2008 and 2007 were $4.0 million.

For fiscal 2008, the company had operating expenses of $69.8 million, compared to $70.5 million for the comparable 2007 period. Research and development expenses for 2008 were $53.7 million, compared to $54.6 million for the comparable 2007 period. Overall research and development expenses decreased in 2008 primarily as a net result of reduced manufacturing costs due to timing of GRN163L drug product purchases, partially offset by increased clinical trial costs for GRN163L and GRNVAC1. General and administrative expenses for 2008 were $16.2 million, compared to $15.8 million for the comparable 2007 period. The overall increase in general and administrative expenses was primarily due to increased non-cash compensation expense related to equity-based compensation pursuant to SFAS 123R.

2008 Highlights

Clinical Development

  Two presentations on GRN163L were given at the American Society of Clinical Oncology annual meeting. The presentations provided interim analysis of an ongoing Phase I study of GRN163L in refractory, advanced solid tumor patients and showed new activity of GRN163L on T-PLL cells that provides the rationale for a clinical trial.
  Geron initiated a clinical trial with GRN163L in patients with locally recurrent or metastatic breast cancer. The primary objective of the Phase I/II dose escalation study is to determine the safety, maximum tolerated dose (MTD) and objective response rate of GRN163L when administered intravenously in combination with a paclitaxel/bevacizumab regimen in this patient population.

  Geron initiated a clinical trial with GRN163L in combination with other treatments in patients with multiple myeloma. The primary objective of the Phase I dose escalation study is to determine the safety, MTD and objective response rate of GRN163L when administered intravenously in combination with bortezomib (Velcade®) with and without dexamethasone in patients with relapsed or refractory disease.
  Merck & Co., Inc. initiated a Phase I clinical trial of V934/V935, a non-dendritic cell-based cancer vaccine candidate targeting telomerase. The trial will assess the safety, tolerability and immunogenicity of the vaccine candidate in patients with solid tumors, including non- small cell lung cancer and prostate carcinoma. Merck is developing the vaccine candidate under a license from Geron that provided Merck with exclusive worldwide rights to develop and commercialize non-dendritic cell-based vaccines targeting telomerase.
  Interim data was presented at the 2008 meeting of the American Society of Hematology on Geron’s ongoing clinical trial of GRN163L in patients with relapsed and refractory multiple myeloma. These data are the first evidence in man of telomerase inhibition.

Product Development

  Preclinical data was published demonstrating that GRN163L significantly boosts the effects of trastuzumab (Herceptin™) against HER2-positive breast cancer cells and restores sensitivity to trastuzumab in trastuzumab resistant tumor cells.
  Four presentations related to Geron’s human embryonic stem cell (hESC) programs were given at the International Society of Stem Cell Research (ISSCR) annual meeting. The new data indicate that GRNCM1, the company’s hESC-based therapeutic for the treatment of heart failure, evades direct attack by the human immune system in vitro. Three additional presentations documented continued progress in the development of hESC-based therapeutics for liver disease and orthopedic indications.
  Geron collaborators published data showing the successful engraftment of hESC-derived pancreatic islet-like clusters (ILCs) in diabetic mice. After transplantation, the ILCs continued to express important pancreatic islet proteins, responded to high levels of glucose in the blood, and extended the survival of recipient animals.
  Geron collaborators published preclinical data on TAT2, a small molecule telomerase activator. The studies show that human CD8+ T-cells from HIV-infected donors exposed to TAT2 exhibited increased telomerase activity, resulting in retardation of telomere shortening, an increase in T-cell proliferation, and enhancement of critical antiviral functions against HIV-1.

Business Development, Finance and Intellectual Property

  License agreement signed with Sienna Cancer Diagnostics to allow access to patents and know-how related to the detection and measurement of telomerase activity.
  U.S. Patent No. 7,326,572 was issued to Geron with claims covering a widely used method for producing endoderm cells from hESCs. The production of endoderm cells is a critical step in generating pancreatic islet cells from hESCs; Geron is developing the islet cells for potential use in treating diabetes.

  U.S. Patent Office upheld the validity of three patents for human embryonic stem cells that were challenged in reexamination proceedings. All three patents are assigned to WARF and licensed exclusively to Geron for the development and commercialization of therapies based on three types of cells derived from hESCs: neural cells, cardiomyocytes and pancreatic islet cells.
  The UK Stem Cell Foundation, with funding from the Medical Research Council and Scottish Enterprise, awarded two grants to Geron’s collaborator, the University of Edinburgh, to conduct preclinical safety and efficacy studies of hESC-derived hepatocytes for the treatment of liver failure and for use in cell-based assays and hESC-derived osteoblasts and chondrocytes for the treatment of musculoskeletal disorders such as osteoporosis, bone fractures and osteoarthritis.
  U.S. Patent No. 7,425,448 was issued to Geron with broad claims to cardiomyocytes derived from hESCs. Geron’s GRNCM1 program is developing hESC-derived cardiomyocytes for the treatment of heart failure.
  Enlarged Board of Appeals of the European Patent Office (EPO) issued a decision in case G0002/06, which was an appeal by the Wisconsin Alumni Research Foundation (WARF) against the rejection of claims in WARF’s European Patent Application No. 96903521.1. The claims of the application pertain to the first isolation of hESCs by Dr. James Thomson at the University of Wisconsin. The decision upheld the rejection of WARF’s claims as being impermissible under a rule of the European Patent Convention that prohibits the patenting of inventions which concern “the uses of human embryos for industrial or commercial purposes.” However, the EPO’s own commentary on the decision states that the “decision does not concern the general question of human stem cell patentability.”
  Received a milestone payment of $1.5 million from Exeter Life Sciences, Inc. upon release of the final Risk Assessment by the U.S. Food and Drug Administration (FDA) addressing food products from cloned animals or their progeny.
  Geron and Exeter Life Sciences, Inc. merged their interests in Start Licensing, Inc., into ViaGen, Inc. The merger of Start and ViaGen combines the broad intellectual property rights to nuclear transfer cloning technology with in-house highly developed breeding services and expertise in advanced reproductive technologies, particularly in cloning animals.

Subsequent Events to 2008

  In January 2009, the FDA granted clearance of Geron’s Investigational New Drug (IND) application for the clinical trial of GRNOPC1 in patients with acute spinal cord injury. The clearance enables Geron to move forward with the world’s first study of a hESC-based therapy in man. Geron plans to initiate a Phase I multi-center trial that is designed to establish the safety of GRNOPC1 in patients with “complete” American Spinal Injury Association (ASIA) grade A subacute thoracic spinal cord injuries.
  In February 2009, Geron closed an underwritten public offering of 7.25 million shares of its common stock. The public offering price was $6.60 per share and the aggregate gross public offering price was $47.9 million. Geron intends to use the net proceeds from the offering for research and development, clinical trials and general corporate purposes.

Conference Call

At 8 a.m. PST/11 a.m. EST on February 27, Thomas B. Okarma, Ph.D., M.D., Geron’s chief executive officer, and David L. Greenwood, Geron’s chief financial officer, will host a conference call to discuss the company’s fourth quarter and year-end results.

Participants can access the conference call via telephone by dialing 866-804-6925 (U.S.); 857-350-1671 (international). The passcode is 95962236. A live audio-only Webcast is also available through a link that is posted on the conferences page in the investor relations section of Geron’s Web site at http://www.geron.com. The audio Web broadcast of the conference call will be available for replay through March 27.

Geron is developing first-in-class biopharmaceuticals for the treatment of cancer and chronic degenerative diseases, including spinal cord injury, heart failure and diabetes. The company is advancing an anti-cancer drug and a cancer vaccine that target the enzyme telomerase through multiple clinical trials. Geron is also the world leader in the development of human embryonic stem cell (hESC)-based therapeutics. The company has received FDA clearance to begin the world’s first human clinical trial of a hESC-based therapy: GRNOPC1 for acute spinal cord injury. For more information, visit www.geron.com.

This news release may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Investors are cautioned that statements in this press release regarding potential applications of Geron’s technologies constitute forward-looking statements that involve risks and uncertainties, including, without limitation, risks inherent in the development and commercialization of potential products, uncertainty of clinical trial results or regulatory approvals or clearances, need for future capital, dependence upon collaborators and maintenance of our intellectual property rights. Actual results may differ materially from the results anticipated in these forward-looking statements. Additional information on potential factors that could affect our results and other risks and uncertainties are detailed from time to time in Geron’s periodic reports, including the quarterly report on Form 10-Q for the quarter ended September 30, 2008.

GERON CORPORATION CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	UNAUDITED Three Months Ended December 31,		Twelve Months Ended December 31,
(In thousands, except share and	2008	2007	2008	2007
per share data)

Revenues from collaborative agreements	$54	$74	$294	$672
License fees and royalties	490	4,613	2,509	6,950
Total revenues	544	4,687	2,803	7,622

Operating expenses:
Research and development	14,229	15,011	53,664	54,624
General and administrative	4,018	4,012	16,183	15,837
Total operating expenses	18,247	19,023	69,847	70,461
Loss from operations	(17,703)	(14,336)	(67,044)	(62,839)

Unrealized (loss) gain on fair value of derivatives	(321)	931	418	15,453
Interest and other income	1,029	2,384	5,542	10,791
Losses recognized under equity method investment	(615)	—	(844)	—
Interest and other expense	(22)	(24)	(93)	(102)
Net loss	(17,632)	(11,045)	(62,021)	(36,697)
Deemed dividend on derivatives	—	(5,420)	—	(9,081)
Net loss applicable to common stockholders	$(17,632)	$(16,465)	$(62,021)	$(45,778)

Basic and diluted net loss per share:
Net loss per share applicable to common stockholders	$(0.22)	$(0.22)	$(0.79)	$(0.62)
Shares used in computing net loss per share applicable to common stockholders	79,226,665	75,590,468	78,187,795	74,206,249
CONDENSED CONSOLIDATED BALANCE SHEETS

	December 31,	December 31,
(In thousands)	2008	2007

Current assets:
Cash, cash equivalents and restricted cash	$110,164	$148,465
Marketable securities	53,491	59,979
Other current assets	4,591	4,928
Total current assets	168,246	213,372

Property and equipment, net	4,386	4,075
Deposits and other assets	3,586	1,449
	$176,218	$218,896

Current liabilities	7,711	12,717
Noncurrent liabilities	52	505
Stockholders’ equity	168,455	205,674
	$176,218	$218,896

CONTACT:
Geron
Anna Krassowska, 650-473-7765
Investor and Media Relations
info@geron.com